March 13, 2009

Clover Capital Enhanced Small Value Equity Common Fund, LLC

100 East Pratt Street (15th Floor)

Baltimore, MD 21202

Federated Equity Funds

4000 Ericsson Drive

Warrendale, PA 15086-7561

Ladies and Gentlemen:

            You have requested our opinion concerning certain federal income tax consequences of a transaction (the "Asset Transfer") in which all of the assets of the Clover Capital Enhanced Small Value Equity Common Fund, LLC (the “Reorganizing Fund”) will be acquired by the Federated Clover Small Value Fund (the “Surviving Fund”), a portfolio of Federated Equity Funds, a Massachusetts business trust (the "Federated Trust"), solely for shares of the Surviving Fund (the "Surviving Fund Shares").  The Reorganizing Fund is a Delaware limited liability company, which is taxable as a partnership for U.S. federal income tax purposes.  The Surviving Fund is a newly formed portfolio of the Federated Trust, which will be treated as a separate corporation under Section 851(g) of the Internal Revenue Code of 1986, as amended (the "Code").  The Surviving Fund intends to elect to be taxed as a Regulated Investment Company under Section 851(a) of the Code in connection with its initial tax return for the period which includes the Asset Transfer.  The terms and conditions of the Asset Transfer are set forth in an Agreement and Plan of Asset Transfer, dated as of March 11, 2009 (the “Plan”) between the Reorganizing Fund and the Federated Trust, on behalf of its portfolio, the Surviving Fund, attached hereto as Annex C.  This opinion is rendered to you pursuant to paragraph 8.5 of the Plan.

            We have reviewed and relied upon the Registration Statement on Form N-14 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on January 21, 2009 in connection with the Asset Transfer, the certificates provided to us by the Federated Trust, on behalf of the Surviving Fund, and the Reorganizing Fund, on the same date as this opinion in connection with the rendering of this opinion, attached hereto as Annex A and Annex B, and such other documents and instruments as we have deemed necessary for the purposes of this opinion.

            Based upon and subject to the foregoing, and assuming that the Asset Transfer will take place as described in the Plan, we are of the opinion that, for federal income tax purposes:

                        (a)        The transfer of all of the Reorganizing Fund’s assets to the Surviving Fund solely in exchange for Surviving Fund Shares will be treated as a tax deferred transaction pursuant to Section 351 of the Code.

                        (b)        No gain or loss will be recognized by the Surviving Fund upon the receipt of the assets of the Reorganizing Fund solely in exchange for Surviving Fund Shares under Section 1032(a) of the Code.

                        (c)        No gain or loss will be recognized by the Reorganizing Fund upon the transfer of the Reorganizing Fund's assets to the Surviving Fund solely in exchange for Surviving Fund Shares under Section 351 of the Code.

                        (d)        The tax basis of the Reorganizing Fund’s assets acquired by the Surviving Fund will be the same as the tax basis of such assets to the Reorganizing Fund immediately prior to the Asset Transfer, except that if the aggregate tax basis of the assets transferred exceeds the fair market value of those assets, then the tax basis to the Surviving Fund in the transferred assets with unrealized losses will be reduced to reflect this difference, under Section 362(a) and Section 362(e) of the Code.

                        (e)        The holding period of the assets of the Reorganizing Fund in the hands of the Surviving Fund will include the period during which those assets were held by the Reorganizing Fund under Section 1223 of the Code.

            Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Asset Transfer on the Surviving Fund or the Reorganizing Fund with respect to any asset as to which unrealized gain or loss is required to be recognized for federal income tax purposes as of the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

            This opinion is expressed as of the date hereof and is based upon the Code, Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service (the "Service"), and judicial decisions, all of which are subject to change either prospectively or retroactively.  There can be no assurance that changes in the law will not take place which could affect the opinions expressed herein or that contrary positions may not be taken by the Service.  We disclaim any undertaking to advise you with respect to any event subsequent to the date hereof.

            The opinions contained herein are limited to those matters expressly covered; no opinion is to be implied in respect of any other matter.  This opinion is addressed solely to you and may not be relied upon by any other person without our prior written consent.  We hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ Reed Smith LLP

Reed Smith LLP